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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made and entered into as of February 19, 2004 by and between TSI HOLDING CO., INC., a Delaware corporation (the "Company") and PATRICK B. MCGINNIS (the "Employee").

                       STATEMENT OF BACKGROUND INFORMATION

         At the Effective Time (as defined below), the Company will cause a subsidiary ("Merger Sub") to merge with and into Trover Solutions, Inc. ("Trover"). From and after the Effective Time, the Company, through Trover and its subsidiaries, will provide subrogation and related cost containment recovery services and recovery software for healthcare payors and property and casualty insurers (the "Business").

         Employee previously entered into an employment agreement with Trover dated as of January 1, 2003. In connection with the acquisition of Trover by the Company, Employee and the Board of Directors of the Company (the "Board") have determined that it would be in the best interest of the Company and Employee for the Company to enter into this Agreement with Employee in order to secure the continued employment of Employee after such acquisition.

         Employee acknowledges the Company's ownership of its goodwill, and the necessity of the restrictive covenants contained in this Agreement to protect the Company's interest in such material asset.

                     CONDITIONAL EFFECTIVENESS OF AGREEMENT

         The employment of Employee by the Company and the respective rights and obligations of Employee and the Company under this Agreement, other than the provisions of Section 18, are conditioned upon the occurrence of the Closing, as that term is defined in the Agreement and Plan of Merger dated as of February 19, 2004 by and among the Company, Merger Sub and Trover (the "Merger Agreement"). If the Closing occurs, then each of the terms and conditions of this Agreement will become effective and enforceable by the parties as of the Effective Time, as such term is defined in such Merger Agreement, without the need for any further action by any party. If such Merger Agreement is terminated before the Closing occurs, then this Agreement will immediately become null and void in its entirety and of no further force or effect.

                             STATEMENT OF AGREEMENT

         In consideration of the mutual covenants, promises and conditions set forth in this Agreement, the parties agree as follows:

         1. Employment. The Company employs Employee and Employee accepts such employment upon the terms and conditions set forth in this Agreement.


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         2.       Duties of Employee. Employee agrees to perform and discharge the usual duties of a Chief Executive Officer of a similarly sized organization, including, without limitation, the duties of the President as set forth in the Bylaws of the Company and Trover, and such other duties as may be reasonably assigned by the Board, and to comply with all of the Company's policies, standards and regulations. Employee's title shall be Chief Executive Officer of both the Company and Trover, and Employee shall report to the Board. In addition, Employee shall be a member of the Board. All of Employee's time, attention and energies which are devoted to business endeavors will be devoted to the Business, and Employee will not, during the term of this Agreement, be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, without the prior written consent of the Board, which consent will not be unreasonably withheld. This Section 2 will not be construed to prevent Employee from: (a) investing personal assets in businesses which do not compete with the Company or its subsidiaries in such form or manner that will not require any services on the part of Employee in the operation or the affairs of the companies in which such investments are made and in which Employee's participation is solely that of an investor; (b) purchasing securities in any corporation whose securities are listed on a national securities exchange or regularly traded in the over-the-counter market; provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation engaged in a business competitive with that of the Company or its subsidiaries; or (c) participating in conferences, preparing and publishing papers or books or teaching or participating on the board of directors of other companies ("Other Boards"), so long as these activities are not contrary to the Company's interests, and, with regard to participation on Other Boards, so long as the Board approves Employee's participation on any such Other Boards, which approval will not be unreasonably withheld.

         3. Term. The term of Employee's employment under this Agreement will be for a period commencing at the Effective Time and continuing until December 31, 2005, with automatic two-year renewals, unless a notice of termination is given by either party within not less than sixty days prior to the end of the initial term or a renewal term, as the case may be, and subject to earlier termination as provided for in Section 4.

         4.       Termination and Suspension of Employment.

                  (a) Termination by the Company For Cause. The Company has the right to terminate Employee's employment and all of its obligations under this Agreement immediately if the Board takes action to terminate after any of the following events occurs:

                  (i) Employee materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten days after Employee's receipt from the Board of written notice of such breach, which notice describes in reasonable detail the Board's belief that Employee is in breach (notwithstanding the foregoing, no cure period shall be applicable to breaches by Employee of Sections 6, 7 or 8 of this Agreement);

                  (ii) Employee commits any other act in bad faith materially detrimental to the business or reputation of the Company; or

                  (iii) Employee engages in illegal activities or is convicted for any felony involving fraud, deceit or moral turpitude.


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                  (b) Termination by the Company Without Cause or by Employee
For Good Reason. If Employee terminates his employment hereunder pursuant to any of clauses (i)-(vi) below or if the Company terminates Employee's employment other than pursuant to Section 4(a) or other than at the end of the current term pursuant to Section 3, the Company obligations under this Agreement to pay Employee the annual salary under Section 5(a), to provide for the continued vesting of stock option awards under Section 5(c) and to provide for health insurance benefits to Employee under Section 5(d) shall continue in accordance with the terms of this Agreement for two years or as otherwise provided in
Section 4(e).

                  (i) The Company materially breaches any of the terms or conditions set forth in this Agreement and fails to cure such breach within ten days after its receipt from Employee of written notice of such breach, which notice describes in reasonable detail Employee's belief that the Company is in breach;

                  (ii) Without Employee's express written consent, the Company assigns to Employee duties, or significantly reduces Employee's assigned duties, in a manner inconsistent with Employee's position with the Company;

                  (iii) Without Employee's express written consent, the Company requires Employee's relocation outside of the metropolitan Louisville, Kentucky area;

                  (iv) The Company fails to obtain the assumption of this Agreement by any successors to the Company;

                  (v)      Employee dies or becomes Disabled (as defined below);

                  (vi) A Change in Control Event (as defined below) occurs and Employee's employment is terminated by Employee within 120 days thereafter.

         For purposes of this Agreement, "Disability" shall mean the mental or physical incapacity or disability of Employee which renders him materially unable to perform his duties under this Agreement. Without limiting the generality of the foregoing, Employee's inability to adequately perform services under this Agreement for a period of ninety consecutive days will be conclusive evidence of such mental or physical incapacity or disability, unless such inability to adequately perform services under this Agreement is pursuant to a mental or physical incapacity or disability covered by the Family Medical Leave Act, in which case such ninety day period shall be extended to a one hundred fifty day period.

         For purposes of this Agreement, a "Change in Control Event" shall mean the occurrence of any of the following:

                  (1) The adoption of a plan of merger or consolidation of the Company or Trover with any other corporation as a result of which the holders of the outstanding voting stock of the Company or Trover, as the case may be, as a group would


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                           receive less than 50% of the voting stock of the
                           surviving or resulting corporation;

                  (2) The adoption of a plan of liquidation or the approval of the dissolution of the Company or Trover;

                  (3) The sale or transfer of substantially all of the assets of the Company or Trover other than to an affiliate of the Company which will be owned immediately after such sale (x) in the case of the Company, by the stockholders of the Company prior to such sale in substantially the same proportions ("substantially the same proportions" for purposes of this clause (3) being a deviation of 5% or less) as such stockholders owned the Company immediately prior to such sale and (y) in the case of Trover, directly or indirectly by the Company or by the stockholders of the Company prior to such sale in substantially the same proportions as such stockholders owned the Company immediately prior to such sale; or

                  (4) The acquisition by any individual or entity of any share of capital stock of the Company or Trover as a result of which such individual or entity owns more than 50% of (x) the outstanding shares of the common stock of the Company or Trover or (y) shares of the capital stock of the Company or Trover entitling the holders thereof to elect a majority of its board of directors; provided, however, that excluded from this Clause (4) is any such acquisition made by an affiliate of Thomas Weisel Capital Partners LLC if that affiliate is not an operating company owned by an investment fund sponsored by Thomas Weisel Capital Partners LLC or another of its affiliates.

                  (c) Suspension By the Company. If Employee is indicted for any felony, the Company may immediately suspend Employee without compensation. If the indictment is dropped, or if Employee is acquitted (the dropping of an indictment and an acquittal each referred to as an "Acquittal Event"), the Company shall, within ten days after it receives written notice of any Acquittal Event, remit to Employee all amounts otherwise payable pursuant to this Agreement but withheld during the suspension period, together with interest form each due date paid at the then-current prime rate, as reported in The Wall Street Journal. Upon any such Acquittal Event, the Company's payment obligations to Employee under this Agreement shall resume and shall continue throughout the remainder of the term of this Agreement, subject to the terms and conditions of this Agreement, but the Company shall have the option whether to ask employee actually to return to work and to publicly associate with the Company. At the Company's request in this circumstance, Employee will refrain from working at or for the Company (notwithstanding his continuing compensation under this Agreement) and will refrain from representing to any person or entity that he is associated with the Company.

                  (d) No Duty to Mitigate. If Employee terminates his employment under and in accordance with this Agreement or if the Company terminates Employee's employment under this Agreement for any reason other than those specified in Section 4(a), Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether seeking new employment or in any other manner), and the Company's obligations under Section


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4(b) shall not be reduced because of any employment of Employee after termination of employment under this Agreement, except as provided in the following sentence. Notwithstanding the provision of this Section 4, any payments received by Employee under a policy or disability insurance or similar financial arrangement shall offset and reduce the Company's obligations under
Section 4(b).

                  (e) Change in Control Event. If a Change in Control Event occurs and Employee terminates his employment hereunder within one hundred twenty days thereafter, then in lieu of the continued payment of Employee's annual salary pursuant to Section 5(a) and provision for health insurance benefits to Employee pursuant to Section 5(d), as contemplated by Section 4(b), the Company will pay to Employee the salary that would have been payable to Employee under this Agreement from the date of termination for a period of two years. Such amount due to Employee shall be paid by the Company in periodic payments or in a lump sum, at the option of Employee. If any such payment or other benefit (a "Termination Payment") received or to be received by Employee in connection with a Change in Control Event (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, with any person or entity whose actions result in a Change in Control Event or with any person or entity affiliated with the Company or such person or entity) is or will be subject to the tax (the "Excise Tax") imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), the Company shall pay to Employee, a Gross-Up Payment (as defined below) as provided by the following paragraphs of this Section 4(e).

         A Gross-Up Payment (as defined) shall be payable pursuant to this
Section 4(e) on and subject to the following terms and conditions:

                           (i) At the time the Termination Payment is made, an
additional amount (the "Gross-Up Payment") shall be paid by the Company such that the gross amount retained by Employee, after deduction of (a) any Excise Tax on such Termination Payment, or (b) with respect to the Gross-Up Payment itself, any federal, state and local income tax, employment tax or Excise Tax on the Gross-Up Payment, shall be equal to the amount or value of such Termination Payment. Employee shall have sole responsibility for any federal, state or local income taxes due with respect to the Termination Payment, exclusive of any Gross-Up Payment. For purposes of determining whether any such Termination Payment will be subject to the Excise Tax, all Termination Payments shall be treated as "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and all "excess parachute payments" within the meaning of Section 280G(b)(1) of the Code shall be treated as being subject to the Excise Tax, unless in the opinion of tax counsel reasonably acceptable to Employee and selected by the accounting firm, which, immediately prior to the Change in Control Event, was the Company's independent auditors, such payments (in whole or in part) do not constitute "parachute payments" within the meaning of Section 280G of the Code or represent reasonable compensation for services actually rendered in excess of the "base amount" allocable to such reasonable compensation. The full amount of the Gross-Up Payment shall be treated as being subject to the Excise Tax. The value of any non-cash benefits or any deferred payment or benefit shall be determined in accordance with the principles of
Section 280G(d)(3) and (4) of the Code.

                           (ii) For purposes of determining the amount of any
Gross-Up Payment, Employee shall be deemed to pay federal


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income taxes at the highest marginal rate of federal income taxation in the calendar year in which the applicable Termination Payment or Gross-Up Payment is made, and shall be deemed to pay state and local income taxes at the highest marginal rates of taxation in the sate and locality of his residence on the date the applicable Termination Payment or Gross-Up Payment is made, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes.

                           (iii) If the Excise Tax or any income tax due on the
Gross-Up Payment itself, as it is finally determined, exceeds the amount taken into account or paid to Employee at the time the applicable Termination Payment or Gross-Up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the applicable Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest payable by Employee with respect to such excess) at the time that the amount of such excess is finally determined.

         5.       Compensation and Benefits.

                  (a) Annual Salary. For all services rendered by Employee under this Agreement, the Company will pay Employee a base salary of a minimum of $331,500 per annum in equal bi-weekly installments. Such annual salary may be increased by the Board. Such annual salary will be subject to annual percentage increases for inflation equivalent to those increases given in the normal course of business to employees of the Company, pursuant to such policy as may be adopted by the Board to apply substantially on a Company-wide basis.

                  (b) Incentive Compensation. During the term of the Agreement, Employee shall be entitled to incentive compensation payments as determined from time to time by the Board. If Employee is terminated by the Company without cause or Employee terminates his employment pursuant to Section 4(b)(i), (ii) or
(iii), Employee shall be entitled to a pro rata share of his incentive compensation payments. A "pro rata share" of incentive compensation payments shall mean the amount of the incentive compensation payments that would have been paid to Employee had Employee not been so terminated, assuming Employee worked for the balance of the term and performed consistently with Employee's past performance, multiplied by the fraction whose numerator is the number of days Employee was employed by the Company in the period to which such incentive compensation payment relates and the denominator is the number of days in the period to which such incentive compensation payment relates. If such pro rata share of incentive compensation cannot be calculated until after the end of the period to which such incentive compensation relates, it will be calculated and paid promptly after it is so calculated.

                  (c) Stock Option Awards. Employee shall be entitled to such awards of stock options as determined and approved by the Board or any authorized compensation committee thereof serving from time to time.

                  (d) Other Benefits. Employee will be entitled to such fringe benefits as may be provided from time to time by the Company to its executive employees, including, but not limited to, group health insurance, life and disability insurance and any other fringe benefits now or hereafter provided by the Company to its executive employees, if and when Employee meets the eligibility requirements for any such benefit. The Company reserves the right to change or


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discontinue any employee benefit plans or programs now being offered to its employees; provided, however, that all benefits provided for executive employees will be provided to Employee on an equivalent basis.

                  (e) Business Expenses. Employee will be reimbursed for all reasonable expenses incurred in the discharge of Employee's duties under this Agreement pursuant to the Company's standard reimbursement policies.

                  (f) Signing Bonus. Employee was paid a $200,000 signing bonus in January 2003 with respect to his former employment agreement with Trover. Should Employee terminate this Agreement prior to January 1, 2005 he will, at the Company's request, remit to the Company $133,334 of this signing bonus, and should Employee terminate this Agreement prior to January 1, 2006 he will, at the Company's request, remit to the Company $66,667 of this signing bonus.

                  (g) Withholding. The Company will deduct and withhold from the payments made to Employee under this Agreement, state and federal income taxes, FICA and other amounts normally withheld from compensation due employees.

         6. Non-Disclosure of Confidential Information. Employee recognizes and acknowledges that the trade secrets and confidential information of the Company and its affiliates (collectively, the "Proprietary Information"), as they may exist from time-to-time, are valuable, special and unique assets of the Company's and its affiliates' businesses. Employee further acknowledges that access to such Proprietary Information is essential to the performance of Employee's duties under this Agreement. Therefore, in order to obtain access to such Proprietary Information, Employee agrees that Employee will not, in whole or in part, disclose such Proprietary Information to any person, firm, corporation, association or any other entity for any reason or purpose whatsoever, nor will Employee make use of any such information for Employee's own purposes or for the benefit of any person, firm, corporation, association or other entity (except the Company or its affiliates) under any circumstances. For purposes of this Agreement, the term "trade secrets" means the whole or any portion of any scientific or technical or non-technical information, design, process, procedure, formula, computer software product, documentation or improvement relating to the Company's or its affiliates' businesses which: (1) derives economic value, actual or potential, from not being generally known to other persons who can obtain economic value from its disclosure or use; and (2) is not generally made available to the public by the Company. The term "confidential information" means any and all data and information relating to the Company's or its affiliates' businesses that is treated as confidential by the Company or its affiliates. The provisions of this Section 6 will apply during the period the Company is obligated to pay Employee's salary under
Section 5(a) (or would be so obligated if Employee did not exercise any right to a lump sum payment thereof) and for a three-year period thereafter with respect to confidential information, and during Employee's employment by the Company and at any and all times thereafter with respect to trade secrets. For purposes of this Agreement, "confidential information" will not include information which is: (1) disclosed by the Company generally to third parties on an unrestricted basis; (2) is or becomes general public knowledge through no fault of Employee; or (3) is or becomes available to Employee from any source not known to Employee to have a duty of nondisclosure to the Company.


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         7.       Restrictive Covenants.

         (a) Non-Competition Covenant. During the Restricted Period (as defined in Section 7(f)) Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, compete (as defined below) with the Company or its subsidiaries within the Geographical Area (as defined below). For purposes of this Agreement, the term "compete" means to engage, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, whether as a proprietor, employee, agent, independent contractor, consultant, director, officer, partner, stockholder (other than a stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in nationally-recognized stock exchange, provided that Employee at no time owns, directly or indirectly, in excess of one percent of the outstanding stock of any class of any such corporation) or otherwise in providing (i) Business products or services or (ii) products or services offered by the Company or its subsidiaries at the time Employee's employment hereunder terminates or under active development by the Company or its subsidiaries at the time of such termination. For purposes of this Agreement, the term "Geographical Area" means the entire United States, and all foreign countries in which Employee or any member of his staff, while employed by Trover or the Company, is or has engaged in providing or marketing (i) Business products or services or
(ii) products or services of the Company or its subsidiaries at the time Employee's employment hereunder terminates or under active development at the time of such termination.

         (b) Non-Interference. During the Restricted Period Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, interfere with, disrupt, or attempt to interfere with or disrupt the past, present or prospective relationships, contractual or otherwise, between the Company or its subsidiaries and any supplier, consultant, or client of the Company or its subsidiaries with whom Employee had material contact during Employee's employment by Trover or the Company. The term "prospective relationship" is defined as any relationship where the Company or its subsidiaries has actively sought an individual or entity as a prospective supplier, consultant, or client.

         (c) Non-Solicitation of Client Covenant. During the Restricted Period Employee will not, directly or indirectly, on Employee's own behalf or in the service of or on behalf of any other individual or entity, divert, solicit or attempt to divert or solicit any individual or entity (x) who is a client of the Company or its subsidiaries at any time during the six-month period prior to the date on which Employee's employment with the Company is terminated ("Client'), or was actively sought by the Company or its subsidiaries as a prospective client during such period, and (y) with whom Employee had material contact while employed by Trover or the Company, to provide to such Clients or prospects (i) Business products or services or (ii) products or services of the Company or its subsidiaries at the time Employee's employment hereunder terminates or under active development by the Company or its subsidiaries at the time of such termination.

         (d) Construction. The parties agree that any judicial authority construing all or any portion of this Section 7 or Section 8 will be empowered to sever any portion of the Geographical Area, client base, prospective relationship or prospect list or any prohibited business activity from the coverage of such Section and to apply the provisions of such Section


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to the remaining portion of the Geographical Area, the client base or the prospective relationship or prospect list, or the remaining business activities not so severed by such judicial authority. In addition, it is the intent of the parties that the judicial authority replace each such severed provision with a provision as similar in terms to such severed provision as may be possible and legal, valid and enforceable. It is the intent of the parties that Sections 7 and 8 be enforced to the maximum extent permitted by law. For purposes of the covenant set forth in Section 7(c), Employee at his own suggestion and not at the request or direction of the Company, asserts that he has constructive material contact with each and every Client, and further asserts that such covenant would be unfair to the Company without application of such constructive material contact. If any provision of either Section is determined not to be specifically enforceable, the Company shall nevertheless be entitled to bring an action to seek to recover monetary damages as a result of the breach of such provision by Employee.

         (e) Non-Disparagement. During the Restricted Period and for a period of three years thereafter, Employee will not make any statement, written or oral, or take any action relating to the Company or its affiliates, officers, directors or stockholders that an independent party would reasonably consider to have been made or taken for the purpose of disparaging or demeaning the business or reputation thereof.

         (f) Definitions and Special Treatment of Products and Services in Development.

                           (i) For purposes of this Section 7 and Section 8,
"employment" shall mean the period beginning at the time Employee first became an employee of Trover and ending when the Company is no longer obligated to pay Employee's salary under Section 5(a) (or would be so obligated if Employee did not exercise any right to a lump sum payment thereof), regardless of whether Employee is performing services for the Company at the time of such payment.

                           (ii) For purposes of this Section 7 and Section 8,
"Restricted Period" shall mean the period during with the Company is obligated to pay Employee's salary pursuant to Section 5(a) (or would be so obligated if Employee did not exercise any right to a lump sum payment thereof) and for a period of (A) two years thereafter following a termination of Employee's employment pursuant to Section 4(a) or termination of Employee's employment other than pursuant to Section 4(b) or (B) six months following a termination of Employee's employment under this Agreement for any other reason.

                           (iii) Notwithstanding the other provisions of Section
7, if a product or service is under active development by the Company or a subsidiary at the time Employee's employment is terminated hereunder, but the Company subsequently ceases its development, marketing and sales efforts (to the extent commenced) with respect to such product or service, the restrictions under this Section 7 will lapse as to such product or service as if such product or service had not been a product or service under development at the time Employee's employment is terminated hereunder, but such lapse shall not release Employee of his responsibility with respect to such product or service prior to the date of such cessation.

         8. Non-Solicitation of Employees Covenant. During the Restricted Period Employee will not, directly or indirectly, on Employee's own behalf or in the service of, or on

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behalf of any other individual or entity, divert, solicit or hire away, or attempt to divert, solicit or hire away, to or for any individual or entity which is engaged in providing Business products or services, any person employed by the Company or its subsidiaries, whether or not such employee is a full-time employee or temporary employee of the Company or its subsidiaries, whether or not such employee is employed pursuant to written agreement and whether or not such employee is employed for a determined period or at-will.

         9. Existing Restrictive Covenants. Employee represents and warrants that Employee's employment with the Company does not and will not breach any agreement which Employee has with any former employer to keep in confidence confidential information, not to solicit clients or employees, or not to compete with any such former employer. Employee will not disclose to the Company or use on its behalf any confidential information of any other party (other than Trover) required to be kept confidential by Employee.

         10. Return of Proprietary Information. Employee acknowledges that as a result of Employee's employment with the Company, Employee has and may in the future come into the possession and control of Proprietary Information, such as proprietary documents, drawings, specifications, manuals, notes, computer programs, customer lists, customer contracts or other proprietary material. Employee acknowledges, warrants and agrees that Employee will return to the Company all such items and any copies or excerpts thereof, and any other properties, files or documents obtained as a result of Employee's employment with the Company, immediately upon termination of Employee's employment with the Company.

         11. Proprietary Rights. During the course of Employee's employment with the Company, Employee may make, develop or conceive of useful processes, machines, compositions or matter, computer software, algorithms, works of authorship expressing such algorithm, or any other discovery, idea, concept, document or improvement which relates to or is useful to the Company's Business (the "Inventions"), whether or not subject to copyright or patent protection, and which may or may not be considered Proprietary Information. Employee acknowledges that all such Inventions will be "works made for hire" under United States copyright law and will remain the sole and exclusive property of the Company. Employee assigns and agrees to assign to the Company, in perpetuity, all right, title and interest Employee may have in and to such Inventions, including without limitation, all copyrights, and the right to apply for any form of patent, utility model, industrial design or similar proprietary right recognized by any state, country or jurisdiction. Employee further agrees, at the Company's request and expense, to do all things and sign all documents or instruments necessary, in the opinion of the Company, to eliminate any ambiguity as to the ownership of, and rights of the Company to, such Inventions, including filing copyright and patent registrations and defending and enforcing in litigation or otherwise all such rights.

         Employee will not be obliged to assign to the Company any Invention made by Employee while in the Company's employ which does not relate to any business or activity in which the Company is or may become engaged, except that Employee is so obligated if the same relates to or is based on Proprietary Information to which Employee will have had access during and by virtue of Employee's employment or which arises out of work assigned to Employee by the Company. Employee will not be obligated to assign any Invention which may be wholly conceived by Employee after Employee leaves the employ of the Company, except that

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Employee is so obligated if such Invention involves the utilization of
Proprietary Information obtained while in the employ of the Company. Employee is not obligated to assign any Invention which related to or would be useful in any business or activities in which the Company is engaged if such Invention was conceived and reduced to practice by Employee prior to Employee's employment with the Company or Trover, provided that all such Inventions are listed at the time of employment on the attached Exhibit A. If Employee made, developed or conceived any Invention while he was employed by Trover, such Invention will be treated as if it had been made, developed or conceived during the term of this Agreement.

         12. Remedies. Employee agrees and acknowledges that the violation of any of the covenants or agreements contained in Section 6, 7, 8, 9, 10 and 11 of this Agreement would cause irreparable injury to the Company, that the remedy at law for any such violation or threatened violation would be inadequate, and that the Company will be entitled, in addition to any other remedy, to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages or posting any bond or other indemnity.

         13. Insurance. The Company covenants and agrees that, for so long as Employee shall continue to serve as an officer or director of the Company, it shall use its reasonable efforts to maintain in full force and effect directors' and officers' insurance in reasonable amounts from established and reputable insurers, to cover claims asserted against Employee or liabilities incurred by Employee for actions taken or omitted in the scope of his capacity as a director or officer of the Company, and if necessary to purchase applicable "tail coverage" if it can be obtained for a reasonable price as determined in good faith by the disinterested members of the Board.

         14. Indemnification. The Company agrees to indemnify Employee and hold Employee harmless to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or to such greater extent as such law may hereafter be amended for indemnification of corporate officers and directors by a Delaware corporation. However, the Company shall be required to so indemnify Employee in connection with a proceeding initiated by Employee only if the proceeding was authorized by the Board. Without limitation of the foregoing, the Company agrees to advance, within ten business days of Employee's request and upon receipt of an undertaking to repay such advances if repayment is required by the Delaware General Corporation Law, all reasonable expenses, including, without limitation, attorneys' fees and expenses and court costs, incurred by Employee in defending any threatened or actual claim, action or proceeding to which he is entitled to indemnity hereunder, including, but not limited to, the investigation, defense, settlement or appeal of any such claim or action, to which the Employee is a party or threatened to be made a party by reason of the fact that the Employee is or was an officer or director of the Company. The indemnification and undertaking to advance expenses of the Company under this Agreement shall be in addition to and shall not be deemed to limit any other rights to which Employee may be entitled to indemnification or advancement of expenses under any bylaw, agreement, articles of incorporation, vote of stockholders or disinterested directors, at law, or otherwise.

         15. Attorneys' Fees. Employee shall be reimbursed promptly upon request for all reasonable and customary fees and costs incurred in disputing, in good faith, any breach or default hereunder or any issue hereunder relating to the termination of Employee's employment except for any termination based on Employee's conviction for a felony involving fraud, deceit or moral turpitude pursuant to Section 4(a), in any action seeking to obtain or enforce, in good faith, any benefit or right provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided under this Agreement or any other plan or agreement referred to in Section 4(e)(i), including, without limitation, reasonable attorneys' fees and expenses and court costs. Notwithstanding the foregoing, Employee will not be reimbursed for any fees or costs so incurred unless an independent party reasonably acceptable to the Company and Employee determines that Employee has a reasonable basis upon which he could prevail in the matter to which such fees and costs relate. Employee will also be reimbursed for all reasonable fees and costs incurred by Employee in connection with the review of this Employment Agreement.

         16. Notices. Any notice or communication under this Agreement will be in writing and sent by registered or certified mail addressed to the appropriate party at the following address (or to such other address for such party as shall be specified by such party by notice given hereunder):

                  If to the Company:                          If to Employee:
                  c/o Thomas Weisel Capital Partners LLC      3906 Eagle Way
                  390 Park Avenue, 17th Floor                 Prospect, Kentucky 40059
                  New York, New York 10022                    Attn: Patrick B. McGinnis
                  Attention:  Douglas M. Karp

         17. Severability. Subject to the application of Section 7(d) to the interpretation of Sections 7 and 8, if one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, the same will not affect any other provision in this Agreement, and this Agreement will be construed as if such invalid or illegal or unenforceable provision had never been contained in this Agreement. It is the intent of the parties that this Agreement be enforced to the maximum extent permitted by law.

         18. Entire Agreement. This Agreement and the option and other benefit plans applicable to Employee in accordance with the terms of this Agreement, constitute the entire agreement of the parties relating to the subject matter of this Agreement and supersede all other prior agreements, discussions and negotiations, oral or written, regarding the subject matter of this Agreement. No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed by the parties.

         19. Binding Effect. This Agreement will be binding upon the parties and their respective heirs, representatives, successors, transferees and permitted assigns. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall be bound by, and shall assume, the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For purposes of this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection or which becomes bound by the terms of this Agreement by operation of law.

         20. Assignment. This Agreement is one for personal services and will not be assigned by Employee. The Company may assign this Agreement only upon the prior written consent of Employee.

         21. Governing Law. This Agreement is entered into in and will be interpreted and enforced pursuant to the laws of the Commonwealth of Kentucky. The parties agree that the appropriate forum and venue for any disputes between any of the parties arising out of this Agreement shall be any federal court in the Commonwealth of Kentucky and each of the parties submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any party to obtain execution of a judgment in any other jurisdiction. The parties further agree, to the extent permitted by law, that a final and unappealable judgment against either of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment.

         22. Termination of Prior Agreement. Effective as of the Effective Time, the employment agreement dated as of January 1, 2003 between Employee and Trover is hereby cancelled. Entering into this Agreement will not be deemed as a breach of Employee's obligations under such agreement, and Employee agrees that the acquisition of Trover by the Company pursuant to the Merger Agreement and consummation of the transactions contemplated thereby will not constitute a Change of Control Event or termination of Employee's employment pursuant to such employment agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

TSI HOLDING CO, INC.                      EMPLOYEE



By: /s/ Geoffrey S. Raker                 /s/ Patrick B. McGinnis
   ----------------------------------     -------------------------------------
Name: Geoffrey S. Raker                   Patrick B. McGinnis
     --------------------------------
Title: Vice President
      -------------------------------

Agreed as to Section 22 only:

TROVER SOLUTIONS, INC.



By: /s/ Douglas R. Sharps
   ----------------------------------
Name: Douglas R. Sharps
     --------------------------------
Title: Chief Financial Officer
      -------------------------------

                                    EXHIBIT A

                                   Inventions

None.